EXHIBIT 10.7

                        FACILITIES AND SERVICES AGREEMENT

       THIS AGREEMENT is made and entered into on August 6, 1998, by and between Henley Healthcare, Inc., a Texas corporation (the "Seller") and Rehabilicare Inc., a Minnesota corporation ("Buyer").

       WITNESSETH THAT:

       WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement, dated August 6, 1998 ("Purchase Agreement"), with respect to the sale of certain assets related to the Homecare business of Seller (the "Business");

       WHEREAS, in order to facilitate the orderly transfer of the Business to, and conduct of the Business by, Buyer, Seller and Buyer desire that the Business continue to be conducted at the offices of Seller at (i) 895 Home Avenue, Akron, Ohio (the "Ohio Facility"), and particularly within the floor space of such offices described on Exhibit I to this Agreement (such space being hereafter described as the " Ohio Offices") and at (ii) 120 Industrial Boulevard, Sugar Land, Texas 77478 (the "Texas Offices" and together with the Ohio Offices, the "Offices"); and

       WHEREAS, Seller is the Lessee of the Ohio Offices and the owner of the Texas Offices and will obtain benefits through the sale of the Business.

       NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of Seller and Buyer set forth in the Purchase Agreement and the covenants of Seller and Buyer set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1. USE OF FACILITIES. (a) For so long as Seller's lease of the Ohio Offices remains in effect (the "Ohio Use Term"), Seller hereby grants Buyer and Buyer's employees the right to use the Ohio Offices for the conduct of the Business. Buyer shall pay to Seller a monthly use fee, on the same dates as Seller is obligated to pay rental to the landlord of such premises, equal to the ratio of the number of square feet represented by the Offices divided by the total number of square feet under lease to Seller at such facility, multiplied by the sum of the rental plus CAM charge paid by Seller for such facility. Within five days of the date of this Agreement, Seller and Buyer shall calculate the monthly use fee for the first month of this Agreement on the basis of the foregoing formula. Thereafter, Buyer may, upon 15 days notice, reduce the amount of space utilized by Buyer at the Ohio Offices, but not below 25% of the total leasable area within the Ohio Facility, and the use fees shall be proportionately reduced. Seller shall promptly notify Buyer of any default under the lease for the Ohio Offices and of any termination of such Lease.

         (b) For so long as is necessary for Buyer to effect a transition of its billing, collecting and sales activities from Texas to Buyers' offices in St. Paul, Minnesota or Tampa, Florida, which shall not, in any event, exceed six months (the "Texas Use Term"), Seller hereby grants Buyer and Buyer's employees the right to use such portion of the Texas Offices for the conduct of the Business as is reasonably requested by Buyer. The Texas Use Term (and the use of any related services) may be terminated by Buyer at any time upon five days written notice. Seller shall retain as an Employee at the Texas Offices and make available for services to Buyer when needed, Barbara
"). Buyer shall pay to Seller a monthly use fee equal to $3,000 for use of the Texas Offices, for the use of the data and computer system in accordance with paragraph 2 in Texas, and for the services of Barbara Woody.

2. ACCESS TO DATA BASE. Seller shall allow Buyer access, during the longer of the Ohio Use Term or the Texas Use Term, to such portion of Seller's data base and computer system as relates to the Business, including, without limitation, that portion of the data base which contains the list of receivables referenced in section 1.01(h) of the Purchase Agreement, at such times during normal business hours as Buyer shall request.

3. OTHER SERVICES AND EQUIPMENT. Seller shall make the following services and equipment available to Buyer at the Offices during the Use Term applicable to each respective Officer for the charges specified.

   (a) TELEPHONE SERVICES. Seller shall make available to Buyer during the respective Use Term the telephone lines formerly used by Seller's employees to conduct the Business, and the telephones and equipment, that are located in the respective Offices. Buyer shall pay Seller for all long distance costs and charges incurred in connection with the use of such telephone lines and equipment, plus, in the case of the Ohio Offices only, a pro rata share (based on the proportion of office space) of the Seller's monthly line charges for each telephone used by Buyer.

   (b) PERSONNEL AND RELATED SERVICES. Seller shall retain as an Employee at the Ohio Offices and make available for services to Buyer when needed, Leo J. Wood ("Wood"). Wood shall initially devote substantially all of his time to providing services to Buyer. Both Wood and Woody shall remain employees of Seller, and Seller shall be responsible for all compensation and benefits, including withholding taxes, FICA and unemployment taxes, of such employees. For the services of Wood, Buyer shall pay a charge based on percentage of the time of Wood that Buyer estimates it will require for services to Buyer multiplied by the monthly salary plus benefits paid by Seller for Wood and the portion of the month for which services are utilized (e.g. 23/30 of a month for the first month). Buyer and Seller shall estimate the approximate amount of time of Wood that shall be devoted to services for Rehabilicare for the first 23 days of this agreement within 5 days of the date hereof. Thereafter, Buyer may reduce or increase such percentage by providing notice to Seller within 5 days preceding the beginning of any month.

   (c) Seller shall maintain in the Offices the desks and associated office equipment currently used to service the Business together with at least one photocopy machine, one facsimile machine, and certain other miscellaneous office equipment and supplies (the "Equipment and Supplies").

4. TERM AND TERMINATION. The term of this Agreement will commence at 12:01 a.m. on August 7, 1998 ("Effective Date") and end with respect to the Ohio Offices with the termination of the Ohio Use Term and with respect to the Texas Offices with the termination of the Texas Use Term. Following expiration of the Use Terms, all unpaid fees and charges pursuant to Section 2 hereof shall be due and payable upon receipt of invoice from Seller. Buyer's use of and access to the facilities and services of Seller shall cease upon expiration or earlier termination by Buyer, and it shall be the sole responsibility of Buyer to obtain the facilities and services required or desirable for the conduct of the Business after such termination.

5. VERIFICATION OF FEES AND CHARGES. Seller will provide such documentation and information as may reasonably be requested by Buyer for the purpose of verifying the accuracy of the fees and charges described in Paragraphs 1 and 3 hereof.

6. SECURITY, REGULATORY AND MANAGEMENT REQUIREMENTS. Buyer acknowledges that the Offices are part of buildings used as business offices for Seller and that security and confidentiality are essential to their operations. Buyer agrees to adhere to and comply with the reasonable policies, procedures and directives of Seller in using the Offices to the extent that such adherence and compliance is necessary for compliance with management, regulatory and security requirements.

7. FACILITY MAINTENANCE.

   (a) Subject to the obligations of Seller in Section 8, Buyer will keep the Offices in an orderly, clean and sanitary condition as required by Seller, will neither do nor permit to be done anything which is in violation of the terms of insurance policies with respect to the Offices or property thereon; will neither do nor permit to be done anything in violation of laws or ordinances applicable thereto; and will neither commit nor suffer waste of the Offices.

   (b) Buyer will make no alterations or modifications of, or with respect to, the Offices without the written consent of Seller.

8. ADDITIONAL SERVICES AND ASSURANCES. Seller will furnish heat, air conditioning, elevator service, janitorial and cleaning services, and access to the Offices as shall be reasonably necessary for the comfortable use and occupancy of the Offices of Buyer.

9. NON-ASSIGNABILITY. Buyer shall not assign or transfer its rights or entitlements hereunder without the written consent of Seller.

10.FURTHER DOCUMENTS AND ASSURANCES. At any time from and after the date hereof, each party shall, upon the request of the other party, execute, acknowledge and deliver all such further assurances and documents, and will take such action consistent with the terms of this Agreement and the Purchase Agreement, as may be reasonably necessary to carry out the transactions contemplated thereby and to permit each party to enjoy the rights and benefits under such Agreements.

11.INDEMNIFICATION.

   (a) INDEMNIFICATION BY SELLER. Seller agrees to indemnify Buyer with respect to, and hold Buyer harmless from, any loss, claim, liability, or expense (including, but not limited to, reasonable legal fees and expenses) which Buyer may incur or suffer by reason of, or which results from, arises out of, or is based upon (a) the failure of Seller to comply with or perform any of their obligations or agreements in this Agreement; and (b) any liability relating to or arising out of the occupation of the Offices by Seller prior to the Effective Date.

   (b) INDEMNIFICATION BY BUYER. Buyer agrees to indemnify Seller with respect to, and hold Seller harmless from, any loss, claim, liability, or expense (including, but not limited to, reasonable legal fees and expenses) which Seller may incur or suffer by reason of, or which results from, arises out of, or is based upon (a) the failure of Buyer to comply with or perform any of its obligations or agreements in this Agreement; and (b) any liability relating to or arising out of the occupation of the Offices by Buyer subsequent to the Effective Date.

   (b) LIMITATION ON INDEMNIFICATION. Seller's obligation to indemnify Buyer pursuant to Section 12(a), and Buyer's obligation to indemnify Seller pursuant to Section 12(b), shall, in each case, become operative only after and to the extent that the aggregate amount of all claims for indemnification made by the other party exceeds $1,000.

   (c) LEGAL PROCEEDINGS. In the event Buyer or Seller becomes a party to any legal, governmental, or administrative proceeding which may result in indemnification claims hereunder, such party shall promptly notify the other party in writing of the commencement and nature of such proceeding. The other party may, at its option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. If such other party elects to defend any proceeding, it shall have full control over the conduct of such proceedings, although the party being indemnified shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the party being indemnified. The party being indemnified shall reasonably cooperate with the indemnifying party in such proceeding.

12.BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and assigns.

13.GOVERNING LAW. This Agreement shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Minnesota, except with respect to its rules relating to conflicts of laws.

14.NOTICES. All notices, consents, requests, demands, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served when received if delivered personally or by telephonically confirmed fax or when deposited in the U.S. mails for delivery by certified or registered mail, postage prepaid, addressed to the appropriate party.

15.ENTIRE AGREEMENT; AMENDMENT AND WAIVER COUNTERPARTS. Except for the Purchase
   Agreement, this Agreement constitutes the entire agreement between Seller and Buyer relating to the subject hereof in all respects any and all prior oral or written agreements or understandings between them relating to such transaction. This Agreement may be amended or modified, and the provisions hereof may be waived, only by written instrument signed by both Seller and Buyer (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.

16.HEADINGS. Article and section headings used in this Agreement have no legal significance and are used solely for convenience of reference.

17.SEVERABILITY. Each and every provision of this Agreement shall be deemed valid, legal, and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided if possible, in order to achieve the intent of the parties. Any provision of this Agreement that is determined to be invalid, illegal, or unenforceable in any jurisdiction which cannot be adjusted and reformed shall, for the purposes of that jurisdiction, be voided. Any adjustment, reformation, or voidance of any provision of this Agreement shall only be effective in the jurisdiction requiring such adjustment, reformation, or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, or voiding that provision or any other provision of this Agreement in any other jurisdiction.

       IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement by their respective duly authorized representatives.

                                          HENLEY HEALTHCARE, INC.



                                          By /s/ DAN D. SUDDUTH
                                           Its   EXECUTIVE VP, CFO AND SECRETARY


                                          REHABILICARE INC.


                                          By /s/ DAVID B. KAYSEN
                                           Its   PRESIDENT AND COO